Exhibit 4.2

STANDARD FORM OF NONQUALIFIED
SHARE OPTION AGREEMENT
FOR
PARTNER PERFORMANCE OPTION GRANT

(Fiscal Year 2005)

Terms and Conditions

                    1. Grant of the Option.

                    (a) The Company hereby grants to the Participant set forth in the Essential Grant Terms (as defined below) the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of the aggregate number of Shares set forth in the Essential Grant Terms. This grant is made pursuant to the terms of the Accenture Ltd 2001 Share Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement. The purchase price, per Share, of the Shares subject to the Option (the “Grant Price”) shall be in US Dollars at the price specified in the Essential Grant Terms. The Option is intended to be a nonqualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

                    (b) The grant of this nonqualified share option is subject to the nonqualified Share Option Agreement Essential Grant Terms (the “Essential Grant Terms”) and the Standard Form of Nonqualified Share Option Agreement for Bonus Option Grant Terms and Conditions which together constitute the nonqualified share option agreement (the Agreement”).

                    2. Vesting.

                    (a) Subject to the Participant’s continued employment with the Company and its Affiliates, the Option shall vest and become exercisable pursuant to the schedule set forth in the Essential Grant Terms (as modified by this Agreement) with respect to the Shares subject to the Option.

                    (b) If the Participant ceases to be employed by the Company or any of its Affiliates (collectively, the “Constituent Companies”) for any reason, the Option, to the extent not then vested, shall be canceled without consideration; provided, however, that if (i) the Participant’s employment with the Constituent Companies terminates due to the Participant’s death or Disability, the Option shall vest and become exercisable with respect to 100% of the previously unvested Shares initially subject to the Option on the date of such termination of employment and shall remain exercisable for the period set forth in Section 3(a) of this Agreement, after which it shall be cancelled or (ii) the Participant’s employment with the Constituent Companies terminates due to an Involuntary Termination, the Option shall vest on the date of such Involuntary Termination with respect to that number of additional Shares initially subject to the Option that are scheduled to vest on the next scheduled vesting date following the date of such Involuntary Termination as set forth in the Essential Grant Terms.

                    (c) For purposes of this Agreement:

                    (i) “Cause” shall mean “cause” as defined in any employment or consultancy agreement (or similar agreement) or in any letter of appointment then in effect between the Participant and the Company or any Affiliate or if not defined therein (it being the intent that the definition of “Cause” shall include, at a minimum, the acts set forth below), or if there shall be no such agreement, to the extent legally permissible, (a) the Participant’s embezzlement, misappropriation of corporate funds, or other material acts of dishonesty, (b) the Participant’s commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor, (c) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company or an Affiliate, (d) the Participant’s material failure to adhere to the Company’s or an Affiliate’s corporate codes, policies or procedures as in effect from time to time, (e) the Participant’s continued failure to meet performance standards as determined by the Company or an Affiliate, (f) the Participant’s violation of any statutory, contractual, or common law duty or obligation to the Company or an Affiliate, including, without limitation, the duty of loyalty, or (g) the Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or an Affiliate, including, without limitation, the covenants contained in this Agreement. The determination of the existence of Cause shall be made by the Company in good faith, which determination shall be conclusive for purposes of this Agreement.

                    (ii) “Disability” shall mean “disability” as defined (i) in any employment agreement then in effect between the Participant and the Company or any Affiliate or (ii) if not defined therein, or if there shall be no such agreement, as defined in the long-term disability plan maintained by the Participant’s employer as in effect from time to time, or (iii) if there shall be no plan, the inability of the Participant to perform in all material respects his or her duties and responsibilities to the Company or any Affiliate for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity.

                    (iii) “Involuntary Termination” shall mean termination of employment with the Constituent Companies (other than for “Cause”) which is not voluntary and which is acknowledged as being “involuntary” in writing by an authorized officer of the Company.

                    3. Exercise of Option.

                    (a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested portion of the Option in accordance with the procedures established by the Committee (or its designee) at any time on or prior to the date set forth in the Essential Grant Terms as the “Expiration Date”; provided, however, that if (i) the Participant’s employment with the Constituent Companies terminates due to the Participant’s death or Disability, the period of time during which the Participant or the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution, as the case may be, may exercise all or any part of the vested portion of the Option shall be the period commencing on the date of such termination and ending on the Expiration Date, (ii) the Participant’s employment with the Constituent Companies terminates due to Cause or to the extent that the Participant otherwise takes an action which would constitute Cause, the Option shall immediately be cancelled and expire, (iii) the Participant’s employment with the Constituent Companies terminates due to Involuntary Termination, the period of time during which the Participant may exercise all or any part of the vested portion of the Option shall commence on the date of such Involuntary Termination and terminate 180 days following the date of such Involuntary Termination or (iv) the Participant’s employment with the Constituent Companies terminates due to any reason other than death, Disability, Involuntary Termination or for Cause, the period of time during which the Participant may exercise all or any part of the vested portion of the Option shall commence on the date of such termination and terminate 90 days following the date of such termination. The Committee (or its designee) may from time to time prescribe specific periods of time when the Options are or are not exercisable.

                    (b) Method of Exercise.

          (i) Subject to Section 3(a) of this Agreement, the vested portion of the Option may be exercised by delivering to the Company at its principal office or its designee written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Grant Price. The payment of the Grant Price may be made (A) in cash or its equivalent (e.g., by check), (B) to the extent permitted by the Committee (or its designee), by transferring Shares having a Fair Market Value equal to the aggregate Grant Price for the Shares being purchased to a nominee of the Company and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (C) to the extent permitted by the Committee (or its designee), partly in cash and partly in such Shares or (D) to the extent permitted by law, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Grant Price for the Shares being purchased.

          (ii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall either issue and allot, or procure the transfer of, the relevant number of Shares to the Participant. If the Company issues certificates in the Participant’s name for such Shares, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

          (iii) In the event of the Participant’s death, the vested portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

                    4. Adjustments Upon Certain Events. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an “Adjustment Event”), the Committee may, in its sole discretion, adjust any Shares subject to this Agreement to reflect such Adjustment Event.

                    5. Cancellation and Rescission of Options and Repayment of Shares Underlying Options.

                    (a) Upon the exercise of all or any portion of the Option, the Participant shall certify in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of this Agreement and the Plan.

                    (b) In the event the Participant’s employment with the Constituent Companies is terminated for Cause or otherwise acts in a manner which constitutes Cause, or if the Participant breaches any of the provisions of Section 6 of this Agreement, the Participant shall, to the extent legally permitted, transfer to the Company a number of Shares equal to the aggregate number of Shares that have been previously issued or transferred upon exercise under this Agreement (without regard to whether the Participant continues to own or control such previously delivered Shares) and the Participant shall bear all costs of transfer, including any transfer taxes that may be payable in connection with such transfer.

                    6. Restrictive Covenants.

                    (a) The Participant shall not, for a period of eighteen months following the termination of the Participant’s employment with the Constituent Companies:

          (i) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise or any of the affiliates, related entities, successors, or assigns of any Competitive Enterprise and in connection with such association engage in Consulting Services; provided, however, that with respect to the equity of any Competitive Enterprise which is or becomes publicly traded, the Participant’s ownership as a passive investor of less than 1% of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of this Section 6(a)(i);

          (ii) directly or indirectly (A) solicit, or assist any other individual, person, firm or other entity in soliciting, any Client or Prospective Client for the purpose of performing or providing any Consulting Services; or (B) perform or provide, or assist any other individual, person, firm or other entity in performing or providing, Consulting Services for any Client or Prospective Client; or (C) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or any Affiliates and a Client or Prospective Client; or

          (iii) directly or indirectly, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of the

Company or an Affiliate, including, without limitation, any former employee or other agent of the Company, its Affiliates and/or their predecessors who ceased working for the Company, its Affiliates and/or their predecessors within an eighteen-month period before or after the date on which the Participant’s employment with the Constituent Companies terminated, in connection with or for the purpose of performing or providing Consulting Services.

                    (b) For purposes of this Agreement:

          (i) “Client” shall mean any person, firm, corporation or other organization whatsoever for whom the Company, its Affiliates and/or their predecessors provided services within an eighteen-month period before or after the date on which the Participant’s employment with the Constituent Companies terminated.

          (ii) “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the performance of services of the type provided by the Company, its Affiliates and/or their predecessors at any time, past, present or future.

          (iii) “Consulting Services” shall mean the performance of any services of the type provided by the Company, its Affiliates and/or their predecessors at any time, past, present or future.

          (iv) “Prospective Client” shall mean any person, firm, corporation, or other organization whatsoever with whom the Company, its Affiliates and/or their predecessors have had any negotiations or discussions regarding the possible performance of services within the eighteen months preceding the Participant’s termination of employment with the Constituent Companies.

          (v) “solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action

                    7. Data Protection. The Participant consents to the processing (including international transfer) of personal data as set out in Appendix A for the purposes specified therein.

                    8. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

                    9. No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts that the Board has the power to amend or terminate the Plan at any time and that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that such Participant’s participation in the Plan is outside the terms of the Participant’s contract of employment and is therefore not to be considered part of any normal or expected compensation and that the termination of the Participant’s employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

                    10. Legend on Certificates. Any Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee or the Company may deem advisable under the Plan, this Agreement, the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant or to ensure compliance with any additional policies or transfer restrictions which may be in effect from time to time, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

                    11. Restrictions on Transferability of Option and Shares Issued under Option.

                    (a) The Option is exercisable only by the Participant during the Participant’s lifetime and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

                    (b) Any Shares issued or transferred to the Participant shall be subject to compliance by the Participant with such additional policies as the Committee or the Company may deem advisable from time to time, including, without limitation, policies relating to minimum executive employee share ownership requirements. Such policies shall be binding upon the permitted successor and assigns of the Participant. The Company shall give notice of any such additional or modified terms and restrictions applicable to Common Shares issued or delivered upon exercise of this Agreement to the holder of the Agreement and/or the Common Shares so issued or delivered, as appropriate, pursuant to the provisions of Section 13 or, if a valid address does not appear to exist in the personnel records, to the last address known by the Company of such holder. Notice of such changes may be provided electronically, including, without limitation, by publication of such changes to a central website to which any holder of the Agreement or Common Shares issued therefrom has access.

                    12. Withholding.

                    (a) The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

                    (b) Without limiting the generality of Section 12(a) of this Agreement, to the extent permitted by the Committee (or its designee), the Participant may satisfy, in whole or in part, the foregoing withholding liability by transferring to a nominee of the Company Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles)) with a Fair Market Value equal to the statutory minimum withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option a number of Shares with a Fair Market Value equal to the statutory minimum withholding liability.

                    13. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at:

Accenture Ltd
1661 Page Mill Road
Palo Alto, CA 94304
Telecopy: (650) 213-2956
Attn: General Counsel

(or, if different, the then current principal business address of the duly appointed General Counsel of the Company) and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

                    14. Choice of Law and Jurisdiction. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW AND SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE NEW YORK COURTS.

                    15. Option Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

                    16. Signature in Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

                    17. Administration; Consent. In order to manage compliance with the terms of this Agreement, Common Shares issued or delivered pursuant to the Agreement may, at the sole discretion of the Company, be registered in the name of the nominee for the holder of the Common Shares and/or held in the custody of a custodian until otherwise determined by the Company. To that end, by acceptance of this Agreement, the holder hereby appoints the Company, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact to assign, endorse and register for transfer into such nominee’s name or deliver to such custodian any such Common Shares, granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate to carry out fully the intent of this paragraph as such person might or could do personally. It is understood and agreed by each holder of the Common Shares issued or delivered under the Agreement that this appointment, empowerment and authorization may be exercised by the aforementioned persons with respect to all Common Shares issued or delivered pursuant to the Agreement of such holder, and held of record by another person or entity, for the period beginning on the date hereof and ending on the later of the date the Agreement is terminated and the date that is ten years following the last date Common Shares are issued or delivered pursuant to this Agreement. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined from time to time by the Company in its sole discretion. A holder of Common Shares delivered pursuant to the Agreement acknowledges and agrees that the Company may refuse to register the transfer of and enter stop transfer orders against the transfer of such Common Shares except for transfers deemed by it in its sole discretion to be in compliance with the terms of this Agreement. Each holder of Common Shares delivered pursuant to the Agreement agrees to execute such additional documents and take such other actions as may be deemed reasonably necessary or desirable by the Company to effect the provisions of the Agreement, as in effect from time to time. Each holder of Common Shares delivered pursuant to the Agreement acknowledges and agrees that the Company may impose a legend on any document relating to or Common Shares issued or issuable pursuant to this Agreement conspicuously referencing the restrictions applicable to such Common Shares.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Date of Grant set forth on the attached Essential Grant Terms.

ACCENTURE LTD
By:	________________________________

Douglas G. Scrivner General Counsel and Secretary

PARTICIPANT
By:	________________________________

APPENDIX A

DATA PROTECTION PROVISION

(a)	By participating in the Plan or accepting any rights granted under it, the Participant consents to the collection and processing by the Company and its Affiliates of personal data relating to the Participant by the Company and its Affiliates so that they can fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision. References in this provision to the Company and its Affiliates include the Participant’s employer.

     These data will include data:

(i)	already held in the Participant’s records such as the Participant’s name and address, ID number, payroll number, length of service and whether the Participant works full-time or part time;

(ii)	collected upon the Participant accepting the rights granted under the Plan (if applicable); and

(iii)	subsequently collected by the Company or any of its Affiliates in relation to the Participant’s continued participation in the Plan, for example, data about shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the Participant and his or her participation in the Plan (e.g., the date on which the shares were granted, termination of employment and the reasons of termination of employment or retirement of the Participant).

(b)	This consent is in addition to and does not affect any previous consent provided by the Participant to the Company or its Affiliates.

(c)	In particular, the Participant expressly consents to the transfer of personal data about the Participant as described in paragraph (a) above by the Company and its Affiliates. Data may be transferred not only within the country in which the Participant is based from time to time or within the EU or the European Economic Area, but also worldwide, to other employees and officers of the Company and its Affiliates and to the following third parties for the purposes described in paragraph (a) above:

(i)	Plan administrators, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the Plan;

(ii)	regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;

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(iii)	actual or proposed merger partners or proposed assignees of, or those taking or proposing to take security over, the business or assets of the Company or its Affiliates and their agents and contractors;

(iv)	other third parties to whom the Company or its Affiliates may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Affiliates; and

(v)	the Participant’s family members, physicians, heirs, legatees and others associated with the Participant in connection with the Plan.

Not all countries, where the personal data may be transferred to, have an equal level of data protection as in the EU or the European Economic Area. Countries to which data are transferred include the USA and Bermuda.

All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its Affiliates under the Plan.

The Participant has the right to be informed whether the Company or its Affiliates hold personal data about the Participant and, to the extent they do so, to have access to those personal data at no charge and require them to be corrected if they are inaccurate or to be destroyed if the Participant wishes to withdraw his or her consent. The Participant is entitled to all the other rights provided for by applicable data protection law, including those detailed in any applicable documentation or guidelines provided to the Participant by the Company or its Affiliates in the past. More detailed information is available to the Participant by contacting the appropriate local data protection officer in the country in which the Participant is based from time to time. If the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact the appropriate local data protection officer referred to above.

(d)	The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, in cases where the Participant wishes to participate in the Plan, it is essential that his/her personal data are processed in the manner described above. At any time the Participant may withdraw his or her consent.

APPENDIX B

ESSENTIAL GRANT TERMS

Participant: xxxxxxxx
Number of Shares Subject to Option: xxxx
Grant Price (in US Dollars): $ xx.xx
Date of Grant: DD Month YYYY

Vesting Schedule: Vest Dates	Shares Vesting
DD Month YYYY	xxx
DD Month YYYY	xxx
DD Month YYYY	xxx

Event Triggering	Maximum Time to Exercise
Option Termination	After Triggering Event*
Voluntary Termination of Service	90 days
Involuntary Termination of Service (except as shown below)	180 days
Termination of Service due to Retirement	90 days
Termination of Service due to Disability	1 year
Termination of Service due to Death	1 year

*	In no event may this option be exercised after the Expiration Date.

IMPORTANT:
 IT IS YOUR RESPONSIBILITY TO EXERCISE THIS OPTION BEFORE IT EXPIRES.

This nonqualified share option grant is subject to the Essential Grant Terms above and the Terms and Conditions attached herein which together constitute the nonqualified share option agreement (the “Agreement”). Attached to this e-mail are the following documents for your reference: Memo from Bill Green (CEO), Standard Form of Nonqualified Share Option Agreement Terms and Conditions, and a copy of the Share Incentive Plan.